UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 4, 2005

TALEO CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51299	52-2190418

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
575 Market Street, Eighth Floor
San Francisco, CA 94105
(Address of principal executive offices, including zip code)
(415) 538-9068
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02. Termination of a Material Definitive Agreement
ITEM 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year
SIGNATURES

ITEM 1.02. Termination of a Material Definitive Agreement
The initial public offering of the Class A common stock of Taleo Corporation (“Taleo”) closed on October 4, 2005, in which 6,700,000 shares of Class A common stock were sold to the public at a price of $14.00 per share. Of the 6,700,000 shares of Class A common stock sold in the offering, 5,360,000 shares were sold by Taleo and 1,340,000 shares were sold by certain stockholders. Aggregate proceeds to Taleo were approximately $69.8 million after deducting approximately $5.3 million in underwriting discounts and commissions.
On October 5, 2005, Taleo repaid in full all amounts outstanding under the Credit and Guaranty Agreement dated as of April 25, 2005, as amended (the “Credit Agreement”), among Taleo, the lender named therein, and Goldman Sachs Specialty Lending Group, L.P., as agent for the lender. The Credit Agreement provided for a term loan of $20 million, bearing interest at a rate of LIBOR plus 6.00%. The term loan was collateralized by a substantial majority of Taleo’s assets, including its intellectual property. Taleo repaid the loan with the proceeds from its initial public offering. In addition to the remaining outstanding principal amount of $19 million, plus accrued and unpaid interest, Taleo paid a yield maintenance premium of $619,627 and a prepayment premium of $950,000 in accordance with the terms of the Credit Agreement.
ITEM 5.03. Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year
Taleo amended and restated its certificate of incorporation and bylaws effective on October 4, 2005, in connection with the closing of its initial public offering. The amended and restated certificate of incorporation and bylaws were previously filed as Exhibits 3.1 and 3.2, respectively, to Taleo’s Registration Statement on Form S-1, as amended (File No. 333-114093).
In connection with Taleo’s initial public offering, each share of Taleo’s outstanding series of preferred stock automatically converted into shares of Taleo’s Class A common stock. Accordingly, the amended and restated certificate of incorporation removes references to such series of preferred stock. In addition, the amended and restated certificate of incorporation authorizes 150,000,000 shares of Class A common stock, par value $0.00001 per share, 4,038,287 shares of Class B common stock, par value $0.00001 per share, 10,000,000 shares of preferred stock, par value $0.00001 per share, and authorizes Taleo’s Board of Directors, without any further action by the stockholders, to determine from time to time the rights, preferences and privileges of this preferred stock. Furthermore, the amended and restated certificate of incorporation includes certain additional terms such as:
•	the division of Taleo’s Board of Directors into three classes with staggered three-year terms;

•	the elimination of stockholder action by written consent;

•	the prohibition of cumulative voting in election of directors;

•	a provision that the number of directors shall be determined in the manner set forth in Taleo’s Bylaws; and

•	a provision that any vacancy on the Board of Directors shall be filled only by a majority vote of the directors then in office.
Taleo’s amended and restated bylaws include the following changes from the prior bylaws:
•	modifications to the procedures relating to meetings of stockholders, which provide the Board of Directors with greater authority to govern the timing and agenda of such meetings, including certain notice requirements and other procedures for stockholder proposals and director nominations;

•	the elimination of stockholder action by written consent;

•	the provision that the number of directors shall be determined by resolution of the Board of Directors; and

•	clarifications to the provisions and procedures relating to indemnification of directors, officers, employees and agents.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALEO CORPORATION
Date: October 11, 2005	By:	/s/ Divesh Sisodraker
Divesh Sisodraker
Chief Financial Officer